Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merrion Pharmaceuticals Limited:

We consent to the use of our report dated July 11, 2007, except as to Note 17 which is as of September 7, 2007 with respect to the consolidated balance sheets of Merrion Pharmaceuticals Limited and subsidiaries (a development stage company) as of December 31, 2006 and March 31, 2006 and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss and cash flows for the nine month period ended December 31, 2006, the years ended March 31, 2006 and 2005, and the period from inception (December 12, 2003) to December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph referring to the restatement of the consolidated financial statements as of March 31, 2006 and 2005 as discussed in Note 2 to the consolidated financial statements.

/s/ KPMG

Dublin, Ireland

September 24, 2007